Exhibit 99.2

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
08-09-07/3:30 p.m. CT
Confirmation # 4897627

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
August 9, 2007
3:30 p.m. CT
Operator: Hello and welcome to today’s Home Solutions of America 2007 First Quarter Results Conference call. As a reminder, today’s call is being recorded.
Your host of today’s call is Frank Fradella, Chairman and Chief Executive Officer of Home Solutions. Mr. Fradella, please begin your call.
Frank Fradella: ... Frank Fradella and I’m the Chairman and Chief Executor of Home Solutions of America. I’m joined by Brian Marshall, our Executive Vice President; Jeff Mattich, our Chief Financial Officer; and (Chase McCray), who’s our new Vice President of the Finance.
I want to apologize first of all, for those of you who have been trying to get on to the call via the internet. We’re trying to work that bug out. Hopefully that’ll be done shortly. But I would like to welcome you to our second quarter earnings call for the period ended June 30th, 2007.
And before we begin, I’ve asked Jeff to read the following statement, then he will go through the numbers and afterwards, Brian and I will discuss the operations.

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
08-09-07/3:30 p.m. CT
Confirmation # 4897627

Jeff Mattich: Thank you, Frank and good afternoon everybody. During this conference call, we will make forward-looking statements made in reliance upon the Safe Harbor provisions of Section 27A of the Securities Act of 1933 as amended, section 21E of the SEC Act of 1934 as amended.
All statements we make, which are not historical facts, are considered forward-looking statements under Federal Securities laws. Such forward-looking statements are based on the beliefs of the company’s management as well as assumptions made by and information currently available to them.
The Company has no obligation to update such forward-looking statements. Actual results may vary significantly from these statements based on a variety of factors. These risks and uncertainties include but are not limited to the company’s ability to obtain the required consent for the settlement of the promissory note issued to Brian Marshall, future financial performance, business prospects, ability to win new contracts, the performance under existing contracts, the timing of completion of contracts, ability to secure bonding, the ability to secure labor in markets where it does not have labor force, performance of subcontractors and the ability to collect accounts receivable.
In addition, there can be no assurance that the actions taken, or to be taken by the company as described herein will result in increased revenues. Other important factors are described in the company’s annual reports on form 10-K for the fiscal year ended December 31, 2006 in the section entitled “risk factors”.
The company is under no obligation to update items discussed today to reflect subsequent events. Now I would like to discuss our financial results.
The company reported record 2007 second quarter revenue of 51 million, an increase of 111 percent, compared to revenue of 24.2 million in the second quarter of 2006. Revenue also

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
08-09-07/3:30 p.m. CT
Confirmation # 4897627

increased 27 percent from the first quarter of 2007. We exceeded our revenue guidance which was for revenue of 44 to 48 million.
The company had 2007 second quarter net income from continuing operations of 7.4 million, or 15 cents per diluted share, an increase of 111 percent compared to 3.5 million or nine cents per diluted share the same period a year earlier.
The company reported record net income of 7.4 million, or 15 cents per diluted share compared to 4.5 million or 11 cents per diluted share in the fiscal 2006 second quarter. Home Solutions recognized a net gain of $975,000, or two cents per diluted share in fiscal 2006 from the sale of discontinued operations.
The net income was within our previously announced guidance for net income of 14 to 17 cents per share. The fiscal 2007 second quarter results were impacted by legal costs of approximately 470,000 due to transaction work and expanded compliance activities.
In addition, in connection with the Company expanding its Sarbanes-Oxley compliance activities, and as a result of the rollout of Timberline, a new Enterprise Resource Planning System designed to centralize all of the reporting functions; the Company incurred professional fees and accounting fees of approximately $250,000. This equates to two cents in earnings per share.
The second quarter sales increase was due to the acquisition of Fireline effective July 1, 2006, and strengthened the company’s restoration and Construction Services division. Due to the geographic expansion, partially offset by weakness in Home Solutions Interior Services division due primarily to a decrease in cabinet and countertop sales and new construction, and the Florida market experienced a decrease in 2006.

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
08-09-07/3:30 p.m. CT
Confirmation # 4897627

Overall gross margin decreased slightly ((inaudible)) 46.6 percent, compared to 47.1 percent in the second quarter of fiscal 2006, due to a shift in the company’s mix of business from higher margin construction and reconstruction, higher margin reconstruction services in the second quarter of 2006 to a combination of reconstruction and general construction services which are traditionally lower in margin in the second quarter of 2007.
For the second quarter of 2007 the company recognized expense of 310,000, under SFAS number 123, compared to a 144,000 in the year earlier period. The company’s affective tax rate for the second quarter of fiscal 2007 was 38 percent compared to 37.8 percent in the year earlier.
Revenue and rest — revenue from the restoration and Construction Services division was 45.3 million for the second quarter of 2007 compared to 15 million in the year earlier period due to the acquisition of Fireline and geographic expansion of this division.
Revenue from the interior services division was 5.6 million, versus 9.2 million in the year earlier period, due primarily to the down turn in the housing sector. For the six months ended June 30, 2007 Home Solutions had revenue of 90 million, compared to 43.3 million in the year earlier six months.
The company had net income of 13.1 million, or 27 cents per diluted share compared to 7.6 million or 19 cents per diluted share in the year earlier. The 2006 six month results include a gain of 1.7 million or four cents per diluted share from discontinued operations.
Now I would like to discuss our balance sheet. The company announced earlier this week that it had entered into an agreement in principle with Brian Marshall, a Director and Executive Vice President of the company which will result in $21.6 million seller note, which was issued Mr. Marshall, in partial consideration for the company’s acquisition of the capital stock of Fireline Restoration.

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
08-09-07/3:30 p.m. CT
Confirmation # 4897627

Under the agreement the company would agree to allocate an amount of future collections from certain unpaid Fireline receivables, approximately equal in value to the outstanding $21.6 million principal amount of the Fireline note.
The obligations of the net receivables were assumed by the Florida Insurance Guarantee Association, an entity created by the Florida Legislature to handle claims of insolvent property and casualty companies. Under the agreement Home Solutions and Mr. Marshall will share equally in the first $14 million of the net proceeds collected from FIGA.
Mr. Marshall will receive the next 14.65 million in net proceeds and any remaining balance will be split between Mr. Marshall and Home Solutions with Home Solutions receiving 60 percent of the balance and Marshall receiving 40 percent.
Although the parties have reached an agreement in principle, the agreement is subject to the approval of the company’s lender. The company is diligently working with its lender to obtain approval, however there is no guarantee that the approval will be — will be obtained and a transaction will be closed.
As such, the company intends to file an extension for its 10-Q submission and has not attached the balance sheet to this announcement. Once discussions with the company’s lenders is concluded the company will file its 10-Q with a complete balance sheet update.
The reason we expect the proposed resolution to be so favorable to the company is that we will have extinguished the note which removes 21.6 million from our balance sheet and receivables that was 180 days old and was no longer included in our borrowing base.

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
08-09-07/3:30 p.m. CT
Confirmation # 4897627

More significantly, Home Solutions will now share equally in the first 14 million of proceeds collected from FIGA. Recently FIGA has paid several large claims. The company ended the second quarter with cash and cash equivalence of five million and availability under our revolving credit facility of 16 million.
During the second quarter we used approximately 12 million in cash from operations. The primary reason for this is the increased revenue, more increased revenue, more significantly then we anticipated and the under billings decreasing from 15 — from 15 to four million from Q1 to Q2.
During periods of significantly increased work, we consume additional working capital. Our DSOs were approximately 105 days compared to 90 days at the end of the first quarter. Of the receivables approximately a third were over 90 days, however substantially all of those receivables were backed by the government or insurance companies.
Subsequent to the end of the quarter, the company has seen significant action by the government entities, especially in New Orleans in processing these payments. As many of you are aware, we purchased Fireline and Associated during the second half of last year, two privately owned companies. Neither of these companies had billing systems that were appropriate for a publicly traded company of our size.
As you know, it took time to integrate these acquisitions and we are beginning to see the benefits of them in our financial results. The decentralized nature of the Company, as well as the inexperience of the operators in running publicly traded companies has created growing pains.
However, our new information system, which was recently implemented and has been rolled out to every subsidiary, has begun to address this. Timberline provides real time reporting, improves Sarb-Ox compliance, and allows the Company to better manage the billing and cash flow of the business.

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
08-09-07/3:30 p.m. CT
Confirmation # 4897627

Now I would like to turn the call over to Frank and Brian.
Frank Fradella: Thanks Jeff. As many of you know, several quarters ago we identified the need to transition our business away from being driven by catastrophic events to one that would be more predictable and more stable.
This process has not been without challenges. We disappointed investors in the fourth quarter, a result which I accept a responsibility for. And I’m pleased to report that many of the initiatives we took in the fourth quarter through investing in new sales offices have begun to pay off.
To be sure this is a work in progress. We still have work to do addressing financial reporting issues so that we do not have the Sarbanes-Oxley exceptions that we had at the end of last year. We made excellent progress in the second quarter through the implementation of the Timberline system.
There’s still more that needs to be accomplished but one should consider that we purchased two privately held businesses less than a year ago, each with separate reporting systems. While it’s taken longer than we would have liked, we are working diligently to integrate all of the systems so that we have real time financial information which is necessary to manage our business.
Our DSOs, while within the range of other construction service companies are too high. I’m embarrassed to say that contributing to the age of the DSOs has been an item we should have had better control over how quickly we simply bill for work.
We have already made changes to the way we bill our customers and I’m pleased to report that customers at our operating subsidiaries are now receiving bills for work in progress on a extremely timely basis.

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
08-09-07/3:30 p.m. CT
Confirmation # 4897627

I’d like to take a moment to briefly recognize Brian at this time. The agreement in principle to settle the FIGA receivable is very favorable for the company. And his flexibility in allowing the Company to receive proceeds before his note is fully satisfied should improve our cash flow.
We will delay the filing of our 10-Q a few days as a necessity in order to fully reflect the transaction. And we are still awaiting consent from our lender. The issues surrounding it were complex and took more time to resolve than we anticipated.
Fireline is generating the majority of our revenue through the efforts of Brian and his team. Now, I’d like to turn the call over to Brian to discuss his business. Brian ...
Brian Marshall: Thanks Frank. Good afternoon everyone. What I’d like to do is echo Frank’s comments on the quarter. Fireline continues to win significant contracts as reflected by our growing backlog as we progress in our objective of becoming a national construction services company.
I’m sure many of you are looking forward for an update on our New York and Tampa projects. I’ll provide a brief update today and we will announce additional details as appropriate.
With respect to the New York projects underway, work is underway and our team is prepared for the significant work these projects will entail. We will provide you with additional information on these projects at an appropriate time.
We also expect to add a partner on our New York projects, although that relationship is not yet in place and we are not prepared today to announce their name. We are very excited about the opportunity that these projects present, and we will provide a full update at the appropriate time.

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
08-09-07/3:30 p.m. CT
Confirmation # 4897627

And regarding the Tampa project, we are bound by a confidentiality agreement and are at this moment limited by what we can say. We are working hard on concurrency and until completed our NDA does not allow us to provide additional details.
We expect to provide additional details prior to the end of the third quarter when we plan to hold a conference call to further discuss both New York and Tampa. To confirm we will disclose — our disclosure will be in the form of a call.
Now I’d like to turn the call back over to Frank.
Frank Fradella: Thanks Brian. I want to take just a moment to talk about Associated Contractors given the fact that Associated is in my home town of New Orleans and sort of address the business.
I’m pleased at the progress we’re making there. Everyone knows it’s been a very painful process in terms of the rebuilding activity. Rebuilding has increased and many of you have noticed from public filings that we have either been awarded as the low bidder or with the intent to award numerous contracts. Many of these have been published in the “New Orleans Daily Journal of Commerce” and we’ve already exceeded the contractual amount of contracts for this year above what it is we recognized in 2006.
With respect to our Interiors division, it should come as no surprise that our results were disappointing. The first quarter is usually our strongest in the interior division so we would usually expect to decline in the second quarter, and we think that decline will occur this year as well.
The drop this year was much greater than historic — than historically due to the weakness in the housing market which has been written about extensively. While our business with Home Depot remains solid, we’re not planning on a significant increase in this business until the housing

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
08-09-07/3:30 p.m. CT
Confirmation # 4897627

market turns around. And in fact, there may be additional decreases, particularly combined with the seasonal lower amount of interior business in the second half of the year.
The good news is that the strength of our construction services business has more than offset the decline. Let me take a minute to talk about the balance of 2007.
We expect in the third quarter and the balance of the year to continue recognizing the strength of our backlog and burning off that backlog. As you know, the growth of our business historically has been much stronger in the second half of the year. And we hope to continue that current revenue trend as we move into the balance of 2007 and experience growth similar to what it is we’ve experienced in the first half of 2007.
Now I’d like to take the opportunity to open up the conference to questions. And Heather, if you’d do that for I’d appreciate it.
Operator: Yes, sir. Thank you. We will now begin the question and answer session. To enter a question into the question queue, please press star one on your touch-tone phone. If you are using a speakerphone, please pick up your handset and then press the star key and the number one. To withdrawal your request, press the star key then the number two. We will pause momentarily to assemble our roster.
And our first question comes from Joe Giamichael with Rodman & Renshaw.
Joe Giamichael: Good afternoon gentleman. Congratulations on the quarter.
Frank Fradella: Hey Joe.
Jeff Mattich: Hey Joe. Thanks.

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
08-09-07/3:30 p.m. CT
Confirmation # 4897627

Joe Giamichael: There’s a — there are a number of items that have inflated the run rate SG and A. I know you made it a point to identify some of those in the release but could you recap that for us and sort pro forma those recurring, but not extraordinary, items so we get a better sense of what go forward SG and A levels could be?
Jeff Mattich: Yes, Joe. I think that obviously the legal and professional fees have been a continuing increasing number for us. I still think that the nine and a half million that was forecasted is a good modeling number to use.
One of the things that hurt us this quarter as well is the slow down in the interior services side with the slow down in revenue. We weren’t able to take a full quarter affect yet of any reduction in SG and A. So our revenue — or our SG and A in the interior services segment is actually flat and it — you’ll see a decrease as a percent of revenues next quarter. So that offset it as well.
With — in addition to legal and professional, the other items that we did add, obviously we’ve added — continue to expand regional offices and are adding personnel both at the field level in the form of accounting personnel, regional accounting personnel and all in an effort to bolster our corporate compliance efforts.
Joe Giamichael: I guess along those lines, what’s the timing that — have you laid out a timing - time line for the roll out of the ERP at the Timberline?
Jeff Mattich: Yes. As a matter of fact, we’ve accelerated that, and the acceleration has actually increased the cost as well. We plan to have everybody online at the end of Q3 — I’m sorry, Q4, but we’ll have 90 percent of the company going live on it by September 30th.

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
08-09-07/3:30 p.m. CT
Confirmation # 4897627

Joe Giamichael: OK. Just to talk a little bit about the backlog, you mentioned that you intend to recognize 80 million of the construction backlog over the balance of this year. Regarding the seasonality in that backlog, how do you see this 80 million rolling out?
And then just in addition to that, can you talk about the type of revenue you anticipate recognizing in addition to the backlog related work in the — in the reconstruction segment?
Jeff Mattich: Two pieces Joe. Number one, the — I think that the recognition of revenue as it pertains to the backlog will be fairly monolithic. So it should be pretty evenly spread out. Obviously, that does not include the interior services division.
Joe Giamichael: Yes.
Jeff Mattich: So we had that additional revenue. It also does not include any new contract rewards that we would have received since July the first, meaning the beginning of the third quarter. And so if you kind of look at that, I think that the — you know from a — from a margin trend it’s as we said, I think that the EBITDA margins will probably be slightly less but not much.
And that also does not anticipate, should that happen, growth in the revenue burn off of either “A” New York or “B” the Florida project. Did that answer your question by the way?
Joe Giamichael: Yes, I think for the most part. But — and also what you’d — what you’d have running through there, any sort of event related opportunities in that time period as well, correct?
Jeff Mattich: Yes.
Joe Giamichael: OK. And then just lastly, regarding the agreement with Brian, can you walk us through how this — how this agreement will be reflected on the balance sheet after the lenders agree?

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
08-09-07/3:30 p.m. CT
Confirmation # 4897627

And then also, sort of what if any issues do you foresee the lenders having with the terms of the agreement? I’m just kind of wondering more about the time delay and how long it will take you to get the Q out.
Jeff Mattich: Well, I don’t think that it will take long Joe, and we should have the Q — we will have the Q filed within the allowed extension time. The affect on the balance sheet is, as discussed, basically taking the note away and the receivable and the net affect is less than half a million dollars to our goodwill.
No effect to the P and L.
Joe Giamichael: That’s good for me. Thanks guys.
Jeff Mattich: Thanks Joe.
Frank Fradella: Thank you Joe.
Brian Marshall: Thank you Joe.
Operator: And our next question comes from David Yuschak with SMH Capital.
David Yuschak: Hey, good quarter guys. On the $80 million that you said you’re going to have in the second half, as we look forward how would you see basically walk up business being the supplement to the — to the backlog as far as the things you need to do to insure that, you know, the short term — short turn type of projects get run through the income statement.
Give us a sense as to how kind of — what kind of balances we may be, you know, seeing what you need to keep that going.

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
08-09-07/3:30 p.m. CT
Confirmation # 4897627

Frank Fradella: Well David, you know we burned 45 of the 112 that we had this previous quarter. And I think one of the things that we’ve talked about in the past is, you know, we like to talk a lot about the entry of new work as well.
And you sort of look at the 80 that’s out there, given the fact that, you know, there’s over $330 million of current backlog, then it would assume that some of the other pieces that are contractually — or I should say, most responsive bidder would turn in the contracts that would subsequently be executed.
So I mean there is going to be some walk through the door work, as you put it. And my guess is it’ll — it will be similar in size to what it is we experienced in the first half of this year.
David Yuschak: OK. Then on the FIGA receivable, any sense as to — you mentioned earlier that you thought that FIGA has been paying some recent claims, any sense as to when FIGA may — FIGA and you guys may resolve what the final claims are going to be?
Brian Marshall: Hey David. This is Brian. How are you doing?
David Yuschak: OK.
Brian Marshall: All right. As you know, that’s been my baby for the last year. So I’m on it basically every day and I can tell you this, that we’re very pleased with the progress in FIGA here recently. We have quite a few people working on it, including our attorneys and some people that are close with the FIGA, FIGA folks.
And I can report over the last six weeks or so, we’ve had significant progress with the public adjusting firm, our clients, FIGA, the adjusters and the attorneys. So at this point we’ve been

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
08-09-07/3:30 p.m. CT
Confirmation # 4897627

given some guidance that we will hopefully get this resolved in the next 30 to 60 days on all the FIGA claims.
David Yuschak: OK ...
Fred Fradella: —David, that was — the liens were filed back in April and that accelerated the process significantly. So we feel very very confident about the settlement coming in in the near future.
David Yuschak: OK. And then on the — your credit, what is your — what’s the amounts you’ve used on your revolver to date and what kind of availability do you have left?
Jeff Mattich: The outstanding balance on the revolver is 40 million. We have 16 of availability, all be it’s a $60 million credit facility, as you know.
David Yuschak: Yes.
Jeff Mattich: And so there’s plenty of borrowing capacity. And the roll off of the receivables as a result of the FIGA settlement do not affect the borrowing base — the borrowing base of availability. And in fact we expect that to continue to increase and in the future look to increasing our existing credit line.
David Yuschak: When do you think that might be accomplished? And when would you see some need for that to be expanded?
Jeff Mattich: Well I think, you know, we have been talking about that earlier this year and I think we’d like to get something done before the end of the year.

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
08-09-07/3:30 p.m. CT
Confirmation # 4897627

David Yuschak: OK. And as far as the second quarters are concerned, did you realize any revenues at all on those $200 million projects?
Jeff Mattich: No.
David Yuschak: OK. So you — so that’s basically going to start showing up in the third quarter.
Jeff Mattich: That’s correct.
Frank Fradella: That’s right David.
David Yuschak: OK. And as far as the — that $9.5 million run rate, you indicated Jeff on the SG and A, when do you think we can start seeing some progress on hitting that kind of run rate level?
Jeff Mattich: Well fortunately I think we’ve incurred a lot of expenses in the first part of the year. And as these offices are getting open, and obviously as we start to generate revenues, the percent — SG and A as a percent of sales is coming down and leveling off in the — you know I think in the — it’s come down consistently over the last six quarters and what we think it’ll continue to come down.
Dave, I still look at SG and A being in the 17 to 18 percent range, I think as you model that out, even going into the next year.
David Yuschak: Yes. OK. And then, just one other thing, on the 720 — would you say most of that would be kind of nonrecurring at this point in time in this quarter so that you may — you may not have much of that roll over into the third quarter?
Jeff Mattich: I’m sorry Dave ...

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
08-09-07/3:30 p.m. CT
Confirmation # 4897627

David Yuschak: The 720 million — 720,000 that you sited in your press release about extraordinary expenses, is any of that going to kind of roll over into the third quarter as well as we try to gauge what that SG and A number should be?
Jeff Mattich: Yes. Yes. I mentioned earlier, the Timberline roll out, we’ve accelerated that so — and we do expect that to increase in the — or at least be consistent in the third quarter. So I think between now and the end of the year you’ll start to see a taper off going into the latter part of the year.
But it’s definitely something. We’ve added a lot of personnel, a lot of key personnel and although I think there will be some offset’s, as I said, if you see — continue to see the declines in the interior services side you should see a proportion of decrease in SG and A in that business segment.
David Yuschak: OK. So in the third quarter where — it may roll over into the — into the third quarter from the second quarter extraordinary expenses you see. OK. I have some offset to that in the interior services. Is that fair to say then?
Jeff Mattich: Yes, because I think if we have a smaller business we’re going to have a smaller support group.
David Yuschak: OK. And as far as the cash cycle is concerned, I think you guys said you were encouraged in the third quarter as to some of the release of funds back in — back to you guys from government related work, insurance related work.
Give us a sense as to the cash cycle, particularly as you ramp up and get the kind of revenues that potentially could be out there in the second half of this year. Give us a sense as to the cash cycle and when you should start seeing maybe a — begin to have enough income from operations

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
08-09-07/3:30 p.m. CT
Confirmation # 4897627

and the like to start overcoming some of the — maybe the internal cash needs to support that kind of ramp.
Frank Fradella: You know David that’s a hard one, and let me tell you why. Because as we — as we look at the roll out of both New York and Florida, and more specifically in the forth quarter — I mean if you recognize that today that those are $100 million announced size contracts, just remember that you also have an opportunity to — for change orders that would exist in those as well.
And that’s probably, you know, at some given point a significant component of our revenue to push through the funnel, because remember our quarter, this past quarter had none of that revenue in it. So now as that begins to grow it’s going to be a challenge. Working capital is going to be a challenge.
And also, as you know, you know as you — as you look at the bid and query list that’s greater than a billion dollars, that’s also going to be another challenge. And I think that that’s one of the reasons why Jeff has been talking to other lenders, because we’re going to need additional working capital to be able to sort of support that growth.
So I’m not dodging the question, I’m just saying that we’re running some models now through the third and the fourth quarter and into the first and second quarter of next year to better analyze our cash needs. It’s actually why Jeff brought Chase McCray into the company so we could do some of that, which we needed to do for a long time.
And in addition, you know Jeff’s got some additional financial support in terms of other people that we’ve added in terms of controllers at the regional side. So I think we’ll be better suited to answer that question a little bit later on in the quarter, as we get aware of what that model looks like.

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
08-09-07/3:30 p.m. CT
Confirmation # 4897627

David Yuschak: So is that — is that kind of what you were suggesting earlier, that as you get more information on these two particular contracts you may have a special conference call to kind of detail how that may all lay out ((inaudible)). Is that the thought than? You’ll have a better idea then.
Frank Fradella: The way I answer that David is as soon as there’s a significant update on either one of those agreements we’re going to — we’re going to inform the public.
David Yuschak: OK. And then one last question, because you did mention Jeff, about some of the beefing up and staffing and all that on the financial side of it. You know speaking to some of the material weaknesses that were addressed in the 10-K. Could you just give us an idea about corporate governance as far as, you know, having that material weaknesses resolved here as you look at mid year and how you might see that shaping up at the second half, so that when the shareholder gets the 10-K the next time around we don’t see any material weaknesses anywhere?
Jeff Mattich: Yes, sure. A lot of the weaknesses David and I think we had talked about this in the past, when the company hit its threshold last year and was required to comply you only - you have to have a minimum in many cases of two quarters of compliance.
So the company hitting its threshold for required compliance midyear didn’t really have the time to get that completed. In fact we only had one quarter of testing. So that’s why you saw the significant amount of material weaknesses that we listed in the K.
Now what you will see, and its management’s obligation, to remediate those. We did - even though we spent a significant amount of money on testing last year, a lot of it was incurred in the last quarter and also the first quarter of this year.

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
08-09-07/3:30 p.m. CT
Confirmation # 4897627

So you’ll see a steady decrease each quarter and I think you will see when we file this Q that some of those weaknesses have been remediate and the implementation more importantly of Timberline will automatically remove most of those — or a significant amount of those weaknesses.
So we’re very pleased with the way that is going and certainly with the amount of money, we believe that is money well spent and we will continue to spend money in that area as the business continues to grow. So yes, in answer to your question, our goal and we feel very confident that all of those weaknesses will be remediated when we file the 10-K.
David Yuschak: Well thank you very much. And that’s all I’ve got for now.
Frank Fradella: Thank you David.
Jeff Mattich: Thanks David.
Operator: And we’ll take our next question from David Jordan with Axiom Capital Management.
David Jordan: Yes. Good afternoon gentleman. You know it seems to me like you feed the shorts by the lack of enough information, and increasingly so. And I’ve got these questions that I’m sure everybody’s going to want to know the answers to.
Most importantly, why didn’t you give an estimate on — just let me ask the questions and then you can answer them. OK. Why didn’t you give an estimate to the third quarter like you’ve given historically every quarter, number one? Number two, could you comment on any further work in New York City and what is the building cycle of that work?

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
08-09-07/3:30 p.m. CT
Confirmation # 4897627

Could you talk about the bonding information for the future work and the interest expense? Will it decrease sharply in the — in the third quarter as a function of the FIGA not be removed? And I didn’t see the balance sheet printed in the news release.
But I’m just frustrated that you’re just not forthcoming enough with information that satisfies a lot of the issues that are in the public domain. I mean I think you’re doing a great job building your business, don’t get me wrong, but I’m just frustrated that the marketplace doesn’t agree with — you know with what I’m seeing because it’s just not evident.
Frank Fradella: OK. I’m going to tackle question number one on the guidance. You’re right that’s a stray from where we’ve been. But as you know, we have another analyst covering the company and they’re — they are all doing their research.
I think the more appropriate way for us to give you a feel for the business is to keep you aware of what the book and bill is in regards to backlog so you know how that’s slowing out and then give you an estimate on what that looks like.
The second is is that to give you a good feel for where the EBITDA margins are going, which is what we’ve said as we moved more into this construction services segment. And so rather than go out and be ultimately too aggressive, we just decided that we’re going to take the position of be conservative and continue to deliver good earnings.
David Jordan: So you don’t think — you think the lack of an estimate is being more conservative then estimate? I don’t totally agree with you. But let’s get into — I didn’t — I forgot one part of the questions. If you’re doing so well and you think it’s so good, why don’t you consider taking the company private?
Frank Fradella: Well ...

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
08-09-07/3:30 p.m. CT
Confirmation # 4897627

David Jordan: Those are my questions. I shall listen.
Frank Fradella: And you know that that’s inappropriate to talk about on a conference call. But obviously the way I’d answer that is that the board of directors has the opportunity to sort of look and review its alternatives. And if the board of directors deems that the company’s not appropriately valued in the public sector than my guess is if they think it’s in the best interest of the shareholders they’d certainly look at that opportunity, should it ever present itself.
David Jordan: OK.
Frank Fradella: I’m going to let Brain talk a little bit about New York City but it’s ...
Brian Marshall: Sure. Hi. Work in New York, you asked — I believe your question was work in New York and additional opportunities, is that correct?
David Jordan: ... $100 million contract, are you getting any add on work to that and what is the billing cycle for that — for that work? Are we going to see DSOs associated with that work which are different than you traditional DSO level? That’s my question.
Brian Marshall: All right, to answer your first question, yes, we are seeing additional opportunities in New York. We feel very good about that market and ...
David Jordan: Is that something you would announce in a contract form or is that something — how will we know that?

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
08-09-07/3:30 p.m. CT
Confirmation # 4897627

Brian Marshall: Yes. It would be in a contract form. And I think we can talk about New York a little more on our conference call that we’re going to schedule down the road here, as we mentioned in our presentation.
But New York is a great market for us. It’s given us a lot of opportunity and we feel real good about our partners and our ability to complete work in that area. Your secondarily, DSOs you asked ...
David Jordan: Associated with New York project revenues.
Brian Marshall: I think our DSOs will be in line.
David Jordan: OK.
Brian Marshall: Typically in that type of construction financing and the type of work that we’re doing there we’ve been getting paid actually in a bout a 30 day periods when we submit. If we’re going to submit forward, I believe that we’ll be in that 30 to 60 day period.
David Jordan: OK and how about the bonding information for your two projects?
Brian Marshall: We had bonding in place and bonding partners that we’re working with, as well as proper sureties so I don’t anticipate any problems with our ...
David Jordan: And you expect — you said before, you’re expecting to announce those JV Partners before the end of the third quarter.
Brian Marshall: Right. We are — we’re very close to providing you folks some more information. I understand the frustration ...

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
08-09-07/3:30 p.m. CT
Confirmation # 4897627

David Jordan: God willing my boy, God willing.
Brian Marshall: So you can count on that. As soon as we have that ability than we’re going to be more than happy to put it out there for you.
David Jordan: And how about the interest expense associated with the FIGA note, Jeff?
Jeff Mattich: Yes, David. The — and just to reiterate, the collect — or the cash cycle on those projects will be significantly more in line with a traditional construction project. And so, yes, I want to reiterate that, what Brian just said.
As far as the interest expense, yes, obviously you’re going to see a $21 million note go away. So that is a very significant bonus to the company. And you know right now our credit facility is at prime minus a quarter and so I think you can model it accordingly. And that’s basically it for interest expense.
And we had 800,000 — if you’re — if you’re at a $40 million credit facility, you know, you’re basically running about 800,000 a quarter if you have average debt at 40 mill.
Operator: We’ll hear now from Adam Berger with Cougar.
Adam Berger: Hi fellows, nice quarter.
Jeff Mattich: Thanks Adam.

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
08-09-07/3:30 p.m. CT
Confirmation # 4897627

Adam Berger: Just my question — my two questions will be a lot faster. On the $100 million New York contract, which you say you’re going to get a partner or two for, who is the contract officially signed with, can I ask?
Brian Marshall: Frank, do you want to jump in here because I don’t want to — I don’t want to state anything we’re not allowed to ...
Frank Fradella: I think — I think our preference would be to answer that on the conference call.
Adam Berger: Oh, you mean the one that’s going to be forthcoming about this specific contract.
Frank Fradella: Yes.
Brian Marshall: That’s right.
Adam Berger: OK. So do you have any idea how soon you think that that’s going to come about?
Frank Fradella: It will be before the end of the third quarter.
Adam Berger: I’ll find it in the third quarter. OK. And one — and one last thing, and due to this — I’m just asking, due to the fact that this hasn’t been announced, has any regulatory body called you guys asking these same questions? You know the news is out but not everything is there. Because I think, the same as the caller before me, these are things that if we mentioned it would make everybody feel way better.
Frank Fradella: The way I answer that is from time to time we always — and we have historically, and we revealed that in our Q, we get inquires from regulatory bodies asking certain questions about all components of our business. So that’s ...

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
08-09-07/3:30 p.m. CT
Confirmation # 4897627

Adam Berger: Right.
Frank Fradella: That would be — yes, from time to time we have seen inquiries about things like that.
Adam Berger: Got you. OK. Thank you very much.
Frank Fradella: You’re welcome.
Male: You’re welcome.
Operator: As a reminder if you have a question or comment, that is star one on your telephone. And if your question has already been answered, you may remove yourself from the queue by pressing star two.
Next, we’ll go to Kent Green with Boston American Assets.
Kent Green: Good quarter fellows.
Frank Fradella: Thank you.
Kent Green: Not to beat New York to death, with Boston we’re trying to do that with the baseball teams. But could you give us at least a feeling in both Tampa and New York of what, you know, Home Solutions, you know, renovation construction is doing?
Is this is a consultant type of contract where you do a lot of pass throughs? Or just how is this working, or is this a legitimate $100 million to Home Solutions?

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
08-09-07/3:30 p.m. CT
Confirmation # 4897627

Frank Fradella: The way that the company will recognize revenue will be through first dollar. And we have a partner. We’ll have an elimination for their particular interest that’s in the project but we actually will be the construction manager, project manager. It’s essentially our contract being run by an appointed designee in the city.
Kent Green: OK. And how much effort has been — you know the company’s put forth to change to, you know, disaster recovery to, you know, just deterioration and, you know, renovation type of stuff? Has that been significant? And then the deal with the, say, contracts which are particularly like New York, way out of, you know, maybe where you had personnel before?
Frank Fradella: Well I think when you look at the — at the bid entry level that we have, and if we would happen to be successful in garnering those contracts, you’re going to find that we’re going to be pretty geographically broadened at some of the opportunities that we have and they will wind up being in locations where we currently have offices.
You know I think it’s — if I remember, the first time that I met you, I said that one of the holes that we had was geographically in the northeast and in the Midwest.
Kent Green: Right.
Frank Fradella: And so this gives us the opportunity really without an acquisition, which is great, because obviously there’s less dilution associated with that. So it gives us the organic growth that we committed to the marketplace.
And we think that that’s going to happen pretty consistently across the rest of the country.

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
08-09-07/3:30 p.m. CT
Confirmation # 4897627

Kent Green: Switching back to New Orleans, the — you know obviously Home Solutions has had a proprietary interest in — you know in getting this recovery projects going down there and obviously this has been drug on forever.
The most recent thing of course has been something like, you know the temporary housing or something is issuing CO2 or somebody is — you know could you kind of give us an update on how all of this malaise has affected you? And, you know, whether you still have that joint venture where you were clearing the land off to put, you know, housing in?
Frank Fradella: We can’t — I mean the answer is — I think the recovery process from a budgetary standpoint, budgetary meaning that the state has money and the city has money is improving. Has it improved 100 percent? No. But it’s improved enough where Associated Contractors has gotten its fair share of opportunities.
I think the part that’s been the most disappointing has been the fact that residents just have had trouble getting their road home money. I mean having had my parents lose their home and my sister lose her home, I know it first hand because here we are two years later and they still haven’t received a dollar.
So the reality is is we budget it and we still think that that’s going to be a good opportunity. And what you’re referring to is ARH. You know we have been the leading builder of modular homes in the area. And there are — now Home Depots’ entered that marketplace so that’s obviously given us a little bit of competition but at the same time Home Depots’ not been able to execute patient process.
So I think the only reason that affordable housing has not progressed further is people still do not have money. You know we’re seeing huge components of land being cleared and that’s a more effective way to use modular housing because scatter sites process is a difficult one when you

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
08-09-07/3:30 p.m. CT
Confirmation # 4897627

can imagine bringing a building down a road that’s 44 feet wide by 58 feet long. It’s not the easiest process.
So we’ll still be actively involved in that. In fact, that company recently got a proposal to look at 350 sites that it might ultimately build. So we’re still upbeat about it, it’s just that we’ve got to have residents in New Orleans, get their money to make that process happen.
Kent Green: Very good. And as far as Interiors, you know, I know that is a manufacturing, stove, countertops, that kind of stuff business. And obviously it would be affected by the housing market and it would be affected by, you know, positively by people upgrading and not moving to a new house.
But is that company at a profitable nature so that, you know, it’s worthwhile to wait across, you know, things or is that — is that just sort of a company that you had that really doesn’t fit where, you know, where you may be going and you might be better off in somebody else’s hands?
Frank Fradella: Yes. It’s a great question. It’s one we’re analyzing. It was less than, what Jeff, 12 percent of our revenues for this quarter, I think? Isn’t that kind of the number?
Jeff Mattich: Yes.
Frank Fradella: So the reality — the reality is you always examine that, and we examine that market. One of the things that we are seeing that’s a little bit different that keeps us optimistic about being in interior products is a lot of the construction services pieces that we’re seeing have some residential events to them.

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
08-09-07/3:30 p.m. CT
Confirmation # 4897627

And we’re hoping what we can do is integrate, as we always said, integrate the residential manufacturing components into the residential pieces that we’re actually performing work on in some of these larger sites that we’re going to work on.
So if we can’t make that work and we can’t grow the Home Depot business, because there’s some changes going on at Depot as well, which probably will be positive for us as we look down the road — if we can’t make that work that certainly would be an opportunity that we’d consider.
Kent Green: Finally, one last question on the financial side. What is your, you know, reaction to the future? A lot of people do issue ballot sheets on a quarterly basis to give it — or, you know, will you just continue to put that in the Q’s or, you know, and put it in the press release?
Frank Fradella: No. We actually think that that’s a one time event. It was solely based on the fact that we didn’t want to present a balance sheet that was incorrect, reflecting the settlement with the Brian Marshall note, and then have to come back to you and give you something else and just in case something went wrong.
So it goes back to the conversation that I had with Mr. Jordan when he was on the phone. It should be more ...
Kent Green: OK.
Frank Fradella: ... conservative.
Kent Green: So if this is resolved and everything is — all the legal ramifications are taken care of, we will get balance sheets as of 9-30 or 12-31, et cetera et cetera.

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
08-09-07/3:30 p.m. CT
Confirmation # 4897627

Frank Fradella: You’ll get — you’ll get them in the next quarters tables, yes, when we — when we have next earnings release.
Kent Green: And I guess I was surprised that your prime minus a quarter — that was what, 15 million line of credit?
Frank Fradella: Say that again. I missed that.
Kent Green: You said that you had a line of credit ...
Frank Fradella: Yes.
Kent Green: ...and that your rate was prime minus a quarter percent.
Frank Fradella: That’s correct.
Kent Green: And is that for the $15 million line of credit that you cited earlier?
Frank Fradella: It’s actually for a $60 million line of credit.
Kent Green: OK. So the company has been given by I assume I assume a consortium of banks of prime plus — minus a quarter line of credit for $60 million.
Frank Fradella: That’s correct.
Jim Mattich: Right.

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
08-09-07/3:30 p.m. CT
Confirmation # 4897627

Kent Green: It would be kind of hard to hoodwink the banks, as a certain Web site seems to think that you are insolvent. They don’t seem to think so.
Jeff Mattich: Good point. Thank you very much.
Frank Fradella: Thank you. We appreciate that.
Kent Green: You’re welcome.
Operator: And we have a follow up question coming from Joe Giamichael with Rodman & Renshaw.
Joe Giamichael: Just one last question for you guys. Regarding the shareholder loss you’ve — I know you had mentioned that you had filed the motion to dismiss. Has there been any progress made on that?
Frank Fradella: Joe, the answer’s no.
Joe Giamichael: OK. Thank you.
Frank Fradella: Great. Heather, anything else?
Operator: We have another question coming from Mark LaFranco with Wachovia.
Mark LaFranco: Yes. Hi. I am surprised — again I want to go back to the issue of not giving guidance for the upcoming quarter. I remember last year we were given guidance for three years from now, talking about, I don’t know, $500 million in revenue.

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
08-09-07/3:30 p.m. CT
Confirmation # 4897627

Now we’re told to follow the analysts. And I know Sanders Morris had 18 cents for the fourth quarter. We got five. I believe we had 16 cents for this quarter and we only got 15, which would make this a miss if we’re going by them, and yet we were told in the conference call on June 18th that everything was great and the estimates were conservative.
I just don’t see why we can’t get a look at what you expect in earnings for the rest of the year at this point being its half way through August.
Frank Fradella: Well I realized once again, that that’s a change from where we’ve been, but I’ve also probably been through two of the toughest quarters I’ve ever experienced with naysayers that exist that visit our job sites, that visit our employees, that subject our lenders, subject our lenders, subject our investors to things that are totally unnecessary.
Our view is that we’re going to be more conservative. And if we’re conservative and we continue to deliver, as we have for two quarters again in a row now, I think the market will respond to that. And we’ll try to give you as much information as you can make — to make the appropriate value judgment.
It hasn’t changed the philosophy about growing the Company through 2009 to a $500 million business. But I think that we — that the management team and the board of directors have taken a decidedly more conservative approach to the business.
Operator: And we have another follow up question from David Yuschak with SMH Capital.
David Yuschak: Yes. Let me just ask you this; you had commented on your last quarter you had 40 to — 44 to 48 million in revenue that you were anticipating in the quarter and you came in at 51. Could you give us a sense as to where the positive variance may have come from?

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
08-09-07/3:30 p.m. CT
Confirmation # 4897627

Frank Fradella: It came in growth of the construction services, David, and the execution of some additional work that both got completed and done and there’s a — there was a couple surprises that we had on the revenue growth side in New Orleans.
So you know it was for a change — even — and even despite the fact that we were down on the interior product side, so there was — that was good for us. As you know, sometimes as you’re working with a schedule of values it gets a little bit hard to estimate this business. And you and I have had that conversation about being able to drawn an analysis of kind of where these are going.
And now the fact that Jeff has probably got a team of seven more financial people who can go in and look at the business and analyze it, hopefully what we’ll be able to do is continue to do a better job of that and analyzing our backlog and looking at the burn — the book to bill rates.
David Yuschak: Was there — was there anything in the revenue that was kind of a larger project that maybe came on sooner than you thought or anything like that as far as next or is it just kind of some general construction activity?
Frank Fradella: This far along — far along and it’s—I mean clearly more construction services at Fireline than there was, you know, catastrophic work and that’s good because we’re — you know we’re not — we’re not just responding to catastrophes. We’ve got some sort of stuff that’s pretty consistent.
David Yuschak: Now as far as the quarter goes too, can you give a sense as to how the quarter progressed? Was it pretty linear or was it — because you end up having a much stronger say May, June or — on that revenue line. Give us a sense as to the progression in the quarter.
Frank Fradella: I think it was pretty linear David.

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
08-09-07/3:30 p.m. CT
Confirmation # 4897627

David Yuschak: OK. That’s all I got.
Frank Fradella: All right, thank you.
Operator: And we have another follow up question from David Jordan with Axiom Capital Management.
David Jordan: You know if — I think the follow up question to the estimates was valid and it’s really what I agree with. Maybe perhaps — I mean if you — if you’re saying we should follow the analysts — the most recent analysts saying 21 cents for the third quarter, I don’t know if you’re giving the de facto nod that that is what you’re looking for.
But perhaps you and the board should rethink the issues that we — that several of us have brought up about the — you know about the estimates and perhaps make an adjustment on your thinking.
Frank Fradella: Duly noted.
David Jordan: Thank you.
Operator: And that does conclude the question and answer session for today. At this time, Mr. Fradella, I will turn things back to you for any additional or closing remarks.
David Jordan: Heather thanks very much. Thanks everyone who joined us on the call today. Thanks to our shareholders, thanks to our employees and we look forward to talking to you shortly before the close of the third quarter as we update our projects in New York and Florida and then clearly after the end of the third quarter. Thanks again.

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
08-09-07/3:30 p.m. CT
Confirmation # 4897627

Operator: And that does conclude today’s conference. We appreciate your participation and wish you all a great day.
END